Exhibit 5.1

Richards, Layton & Finger, P.A. Letterhead

August 19, 2026

Wells Fargo & Company

333 Market Street

San Francisco, CA 94105

Ladies and Gentlemen:

We are acting as special Delaware counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of 70,000 shares of the 6.55% Fixed Rate Reset Non-Cumulative Perpetual Class A Preferred Stock, Series HH, no par value, of the Company (the “Series HH Preferred Stock”) pursuant to the Deposit Agreement, dated as of August 19, 2026, among the Company, Computershare Trust Company, N.A. and Computershare Inc. (collectively, the “Depositary”) and the Holders from time to time of the Depositary Receipts described herein (the “Deposit Agreement”). In this connection you have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

For the purpose of rendering our opinion as expressed herein, we have been furnished and have reviewed the following documents:

(i)  the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 2, 2024, as amended by the Certificate of Elimination of the Company, as filed with the Secretary of State on June 18, 2024, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on July 19, 2024, as amended by the Certificates of Elimination of the Company, as filed with the Secretary of State on June 17, 2025 and March 17, 2026, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on March 16, 2026, as amended by the Certificate of Designation of the Company, as filed with the Secretary of State on August 17, 2026 (collectively, the “Certificate of Incorporation”);

(ii)  the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State on February 5, 1990 and all subsequent documents of the Company through May 1, 2024 that have been filed with and are reflected on the records of the Secretary of State and are listed on the long-form certificate of good standing dated as of the date hereof;

(iii) the current By-laws of the Company in effect since July 29, 2025 (the “Bylaws”);

(iv) the By-laws of the Company in effect from March 1, 2018 through June 30, 2023;

Wells Fargo & Company

August 19, 2026

(v)  the By-laws of the Company in effect from December 17, 2015 through November 29, 2016;

(vi)  the By-laws of the Company in effect from February 23, 1999 through January 24, 2006;

(vii)  a certificate of an officer of the Company, dated the date hereof, as to certain matters;

(viii) the resolutions of the Board of Directors of the Company (the “Board”) adopted at the meetings of the Board held on January 24, 2006, October 25, 2016 and April 28, 2020 (collectively, the “Board Resolutions”);

(ix)  the written consent of Securities Committee I of the Board, dated August 12, 2026 (the “First Committee Resolutions”);

(x)  the written consent of Securities Committee I of the Board, dated August 13, 2026 (the “Second Committee Resolutions” and, with the First Committee Resolutions, the “Committee Resolutions”);

(xi)  the Deposit Agreement;

(xii)  the Instruction Letter from the Company to Computershare Trust Company, N.A., dated August 19, 2026; and

(xiii) a certificate of the Secretary of State, dated as of August 18, 2026, as to the good standing of the Company.

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of each of the officers and other persons and entities signing or whose signatures appear upon each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic, electronic or other copies; and (d) that the foregoing documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinion as expressed herein. We have not reviewed any document other than the documents listed above for purposes of rendering our opinion as expressed herein, and we assume that there exists no provision of any such other document that bears upon or is inconsistent with our opinion as expressed herein. In addition, we have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents furnished for our review as listed above, the statements of facts and factual information set forth in said documents, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

Wells Fargo & Company

August 19, 2026

In addition to the foregoing, for purposes of rendering our opinion as expressed herein, we have assumed:

(1) that there is no “interested stockholder” of the Company within the meaning of Section 203 of the General Corporation Law;

(2) that the Company has, and at all relevant times will have, sufficient authorized but unissued shares of Series HH Preferred Stock available for issuance pursuant to and in accordance with the Deposit Agreement and the Committee Resolutions which have not been subscribed for, reserved for other issuance or otherwise committed for issuance;

(3) that a duly authorized officer of the Company has or will deliver to the record holder of the Series HH Preferred Stock the notice required by Section 151(f) of the General Corporation Law;

(4) that the issuance of the shares of Series HH Preferred Stock pursuant to and in accordance with the Deposit Agreement and the Committee Resolutions has been, or will be, duly recorded in the stock ledger of the Company at the time of such issuance;

(5) that, prior to or contemporaneous with the issuance of the shares of Series HH Preferred Stock pursuant to the Deposit Agreement and the Committee Resolutions, the Company will receive the consideration therefor specified in the Deposit Agreement and the Committee Resolutions;

(6) that the shares of Series HH Preferred Stock to be issued pursuant to the Deposit Agreement and the Committee Resolutions will be issued in accordance with the Deposit Agreement and the Committee Resolutions; and

(7) that the Deposit Agreement constitutes a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms.

As to matters relating to the enforceability of the Deposit Agreement against the Company, we have relied, with the Company’s consent, upon the opinion of even date herewith addressed to the Company by Faegre Drinker Biddle & Reath LLP (the “Faegre Opinion”). All assumptions, qualifications and exceptions in the Faegre Opinion are incorporated herein by reference.

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate to render our opinion as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the shares of Series HH Preferred Stock to be issued pursuant to the Deposit Agreement and the Committee Resolutions have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the Deposit Agreement and

Wells Fargo & Company

August 19, 2026

the Committee Resolutions, will be validly issued, fully paid and non-assessable under the General Corporation Law.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinion is limited to the General Corporation Law currently in effect, and we have not considered and express no opinion on the effect of any other laws of the State of Delaware or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.

Subject to the immediately following two sentences, the foregoing opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by you for any other purpose or be furnished or quoted to, or be relied upon by, any other person or entity for any purpose. This opinion may be relied upon by Faegre Drinker Biddle & Reath LLP for purposes of rendering its opinion that is an exhibit to the Current Report on Form 8-K referred to in the next sentence. We consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K and its incorporation by reference into the Registration Statement on Form S-3, as amended by Pre-Effective Amendment No. 1 (Registration No. 333-287868) filed by the Company with the SEC, as declared effective on August 28, 2025 and as supplemented by a prospectus supplement dated August 12, 2026 and filed by the Company with the SEC on August 13, 2026. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

MJG/BVF/JJV